Exhibit 99.1
B Green Innovations, Inc.
750 Highway 34
Matawan, NJ 07747

November 3, 2010

Mr. Roger Jackson
Duzall, Inc.
8535 33 Ave NW
Calgary Alberta T3B 1M2

Re:           Letter of Intent to Acquire Duzall, Inc.

Dear Mr. Jackson:

I am pleased to provide you with this non-binding Letter of Intent, except where indicated herein, which sets forth our understanding with respect to the proposed terms and conditions under which a newly-formed and wholly owned subsidiary (“Newco”) of B Green Innovations, Inc. (“B Green Innovations”) will substantially all of the assets of Duzall Inc. (“Duzall”), a corporation formed under the laws of Alberta Canada.

This Letter of Intent is subject in all respects to the completion of our due diligence, including evaluating Duzall patent, business plan, manufacturing, sales and marketing.  This letter is an indication of our intention to acquire substantially all of the assets of Duzall, but it is not an offer.  Any offer by Newco will be subject to the negotiation and execution of a definitive asset purchase agreement by and between B Green Innovations and Duzall.

While the terms and conditions of this Letter of Intent are non-binding as to the parties hereto (except where otherwise noted), the parties agree to act in good faith towards negotiating and executing a binding asset purchase agreement which substantially incorporates the terms and conditions enunciated herein.

This non-binding Letter of Intent constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes other prior agreements and understandings between the parties, both oral and written, regarding such subject matter and may not amended without the written consent of the parties hereto.

Neither this non-binding Letter of Intent nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this non-binding Letter of Intent will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Accordingly, this Letter of Intent describes a proposed transaction involving the acquisition of certain assets of Duzall by Newco as follows:

A. All Assets of Duzall.

B. Liabilities of Duzall none being acquired.

C. Purchase Price
The shareholders of Duzall will receive 20% of the issued and outstanding shares of Newco’s Class A common Stock, B Green Innovations will continue to own 80% of Newco’s Class A Common Stock, Roger Jackson will receive a seven percent (7%) of gross margin from sales of Newco.

D. Capitalization	B Green Innovations will use its best efforts prior to the consummation of the contemplated transaction, to raise the proper capital required to launch Newco:

E. Board of Directors	The Newco Board shall consist of three (3) members. B Green will elect two directors, and Duzall will elect one director.

F. Change in Control
If B Green sells Newco, Roger Jackson will continue to receive his seven percent (7%) royalty and Duzall shareholders owning twenty percent (20%) of Newco, shall receive instead thirty percent (30%) of the sale price.

G. Marketing Infomercial	As part of Newco’s marketing strategy, Newco intends to create an infomercial for its product.

H. Duzall Buy Back Provision
Thirty-six (36) months from the closing date of the contemplated transaction, if sales minimums (the sales minimums to be determined,) are not met by Newco, the shareholders of Duzall will have the right to buy back the assets, that were sold to Newco, for the total amount invested into Newco, plus expenses, plus twenty-five percent (25%).

I. Employment Agreements	Roger Jackson shall enter into an employment agreement at the rate of not less than Seventy Thousand Dollars (US$70,000) per annum.

The employment agreements shall require that Roger Jackson work for Newco on a full-time basis, and will further provide that Roger Jackson will not compete with the business of Newco anywhere in the United States or Canada for a period of two (2) years following the date that he leaves the employment of Newco.

J. Expenses	B Green Innovations and Duzall will each be responsible for their respective legal and professional fees.

K. Pre-Closing Covenants
The parties will use their best efforts to obtain all necessary third party and government consents (including all certificates, permits, approvals, and assignments required in connection with the transaction).  Duzall will continue to operate its business consistent with its past practices.

L. Best Efforts
The parties agree to negotiate in good faith, and to use their best efforts to: (a) to execute a definitive agreement with respect to the transaction as expeditiously as possible, on or before  March 15 2011, and (b) close the transaction on the date of execution of the definitive agreement.

M. Conditions to Obligation
Neither B Green, Newco or Duzall will be obligated to consummate the transaction contemplated hereby unless and until the parties have reached a definitive agreement as to all the terms and conditions of the acquisition.

N. Due Diligence
Duzall agrees to cooperate with B Green due diligence investigation of its business and to provide B Green Innovations and its representatives with prompt access to all books, records, contracts, and other information pertaining to the business (the “Due Diligence Information”).

O. Confidentiality
B Green Innovations will use the Due Diligence Information solely for the purpose of B Green’s due diligence investigation of the business of  Duzall and unless and until the parties consummate the transaction, B Green, its affiliates, directors, officers, employees, advisors and agents will keep the due diligence information strictly confidential.

The parties acknowledge that B Green, Inc. may issue a press release, in its sole discretion, and file a Current Report on Form 8-K with the SEC at such time as this Letter of Intent is executed and issuing a press release.

P. Exclusive Dealing
Since B Green Innovations will be expending a great deal of time, effort, and money to complete its due diligence and to prepare a definitive agreement, Duzall agrees to deal exclusively with B Green Innovations until March 15, 2011, or until such earlier date as the parties mutually agree.  Duzall will not, directly or indirectly, (i) solicit the submission of offers from any person or entity, (ii) respond in any way to an unsolicited acquisition proposal, (iii) participate in any discussions or negotiations or furnish any non-public information regarding Duzall to any person or entity other than B Green, or otherwise encourage any acquisition proposal by any person or entity other than B Green, or (iv) enter into any agreement or understanding, whether oral or in writing, that would have the effect of preventing the consummation of the transaction contemplated by this Letter of Intent.  This section of the Letter of Intent shall be binding on the parties hereto.

Q. Closing	It is the intention of the parties hereto to close this transaction on or about March 15, 2011.

R. Term of Letter of Intent	This Letter of Intent shall become effective only upon receipt of an executed copy of this letter by B Green Innovations from Duzall

S. Key man Life Insurance
Roger Jackson agrees to submit to a medical exam as required by the prospective life insurance carrier selected by B Green. To the best of his knowledge, Roger Jackson is insurable under standard life insurance policy rates.

If you are in agreement with the terms of this Letter of Intent, please sign where indicated below.  Upon receipt of the signed copy, we will proceed with our plans for consummating the transaction in a timely manner.

This Letter of Intent expires on Thursday, November 4, 2010.

Sincerely,

Jerry Mahoney
Chief Executive Officer
B Green, Inc.

AGREED TO AND ACCEPTED BY:
Duzall Inc., Inc.

By:___________________________
Roger Jackson

Title: _____________________

Date:_______________________